Exhibit (a)(1)(I)
Exchange Offer Website Instructions May 2009

How to Use the Exchange Offer Website Log in to the Exchange Offer website at https://libertyglobal.equitybenefits.com Your User ID is the same as your UBS User ID Your temporary password is the same as your UBS User ID (NOT your UBS Password/PIN) You will be prompted to change your password-be mindful of the password requirements

Data Privacy Be mindful of the data privacy provisions Click "Enter Exchange Offer Website" to enter the Exchange Offer website

Welcome Screen After reviewing the data privacy provisions, you will proceed to the welcome screen From here, click "Exchange Information" to view information about the Exchange Offer

Exchange Offer Information Screen Click each of the links to access materials related to the Exchange Offer You should carefully read all of the materials related to the Exchange Offer before making a decision to participate If you are ready to make an election, click "Make an Election" to proceed You may change or withdraw your elections as many times as you wish before the Expiration Date

Review Eligible Awards and Choose Your Elections The first election screen contains information about how to make an election The table displays information about your Eligible Awards and the number of New SARs for which they are exchangeable In the "Exchange Eligible Awards?" column, indicate whether you wish to exchange all of the Eligible Awards from a particular grant by selecting "Yes" to exchange or "No" to not exchange After you have made your selections, click "Next" at the bottom of the screen to proceed Clicking "Next" does NOT submit your election

Review Your Elections Review the elections you made on the previous screen and confirm that they are correct If they are not correct, you cannot change them on this screen-you should return to the previous screen to make corrections If they are correct, click "Proceed To Confirmation" Clicking "Proceed to Confirmation" does NOT submit your election

Submit Your Elections This screen contains a complete Election Form with your choices populated in the table You should carefully read the entire Election Form and verify that your elections are correct If you wish to submit your election, click "I Agree" at the bottom of the screen You may change or withdraw your elections as many times as you wish before the Expiration Date by submitting a new election [TEXT OF BODY OMITTED]

Review and Print Dutch Tax Agreement (NL Residents Only) Residents of the Netherlands must agree to treat any exchange as non- taxable in accordance with the terms of a Dutch tax ruling obtained by LGI You can review the Dutch tax ruling request and response on the "Exchange Information" screen In order for your Election Form to be valid, you must click "Print Document" at the bottom of the screen, fill in your social security number at the bottom of the agreement, sign and submit it via email, fax, or mail in accordance with the instructions at the bottom of the screen You do NOT need to obtain a signature from your employer-we will collect the agreements and obtain employer signatures after the Expiration Date [TEXT OF BODY OMITTED]

Confirmation of Your Election Submission After you submit your election, the next screen contains your completed Election Form If you are NOT a resident of Ireland, the Netherlands, the United Kingdom, or the United States, you MUST print the Election Form by clicking "Print Document" at the bottom of the screen, sign the Election Form, and submit it via email, fax, or mail in accordance with the instructions at the bottom of the screen before the Expiration Date All participants are encouraged to print and retain a copy of the Election Form for their records You may change or withdraw your elections as many times as you wish before the Expiration Date by submitting a new election

Key Contacts You can access key contact information about the Exchange Offer by clicking "Contact Us" at the top of every screen in the Exchange Offer website This screen also contains the instructions for submitting the signed Dutch Tax Agreements and Election Forms for those participants required to do so